Exhibit 99.1

Contact

David Speechly, Ph.D.

Tel: (510) 749-1853

David.Speechly@celera.com

CELERA CORPORATION REPORTS THIRD QUARTER 2009 RESULTS

ALAMEDA, CA – October 28, 2009 – Celera Corporation (NASDAQ:CRA) today reported net revenues of $40.0 million for the third quarter of 2009 that ended September 26, 2009, compared to $45.8 million in the prior year quarter. For the third quarter of 2009, Celera reported a net loss of $7.4 million, or $0.09 per share, compared to a net loss of $7.0 million, or $0.09 per share, for the prior year quarter.

For the third quarter of 2009 and 2008, Celera recorded items that affected the comparability of results and a breakdown of these items is listed in the reconciliation table below. For the third quarter of 2009, these items increased the net loss by $7.1 million, and included expenses associated with the previously announced restructuring program and other charges. For the third quarter of 2008, these items increased the net loss for the quarter by $7.6 million. Excluding the items listed in the reconciliation table below, Celera’s net loss on a non-GAAP basis for the third quarter of 2009 was $0.3 million, or breakeven on a per share basis, compared to net income of $0.6 million, or $0.01 per share, for the prior year quarter.

“We’re encouraged with the progress we made this quarter in addressing some of the key issues that affected the financial performance at Berkeley HeartLab,” said Kathy Ordoñez, Chief Executive Officer of Celera. “While we saw a marginal decline in the sample volume at BHL, there was an improvement in the allowance for doubtful accounts and we continued our efforts to streamline the delivery of disease management services, both of which improved the operating performance of the BHL business. We’re pleased to have met the goal of BHL recently launching a laboratory developed testing service for the LPA gene variant, to assess cardiovascular risk and aspirin benefit, and we also continued to make headway in driving KIF6 into the primary prevention market.”

Financial Highlights

Celera operates through three reporting segments: a clinical laboratory testing service business conducted through BHL (Lab Services); a molecular diagnostic products business (Products); and a segment that includes other activities under corporate management (Corporate). Most of the Company’s molecular diagnostic business is conducted through distribution and royalty agreements with Abbott Molecular, a subsidiary of Abbott Laboratories. The Corporate segment includes revenues from royalties, licenses, funded collaborations and milestones related to the licensing of intellectual property and from Celera’s former small molecule and proteomic programs.

•	Revenue by segment for the third quarter of 2009 was as follows:

•

Lab Services revenue was $24.2 million compared to $30.1 million in the prior year quarter, primarily as a result of lower reimbursement rates, reflecting the continued impact of denied tests and historical collection activities. Sample volume declined marginally year over year due to some lost accounts as a result of changes in the delivery of disease management services, and efforts to collect receivables from patients, in addition to adverse economic conditions;

CELERA CORPORATION REPORTS THIRD QUARTER 2009 RESULTS

•

Products revenue was $10.0 million compared to $10.5 million in the prior year quarter. Revenue for the third quarter of 2009 was primarily from sales of Celera-manufactured products and royalties from sales of RealTime™ assays used on the m2000™ system from Abbott; and

•

Corporate revenue was $5.8 million compared to $5.2 million in the prior year quarter. The increase in revenue was primarily due to the inclusion of revenue from Cepheid, one of Celera’s licensees, in the third quarter of 2009, partially offset by lower revenues from other licensees. Celera did not recognize royalty revenue from Cepheid in the third quarter of 2008 as Celera changed from an accrual basis to a cash received basis for this license during the quarter.

•

SG&A expenses for the third quarter of 2009 were $22.6 million compared to $25.2 million in the prior year quarter. Allowance for doubtful accounts in the third quarter of 2009 was $2.6 million, or 6.5% of revenues, compared to $3.8 million, or 8.3% of revenues, in the prior year quarter. Excluding the allowance for doubtful accounts, SG&A expenses for the third quarter of 2009 were $20.0 million, or 50.0% of revenues, compared to $21.4 million, or 46.7% of revenues, in the prior year quarter.

•	In the third quarter of 2009, days sales outstanding were 71 compared to 68 in the second quarter of 2009.

•

R&D expenses for the third quarter of 2009 were $6.2 million, compared to $7.9 million in the prior year quarter, and decreased as a result of the completion of certain discovery research and development projects and associated lower employee-related costs in the Corporate and Products segments, and the termination of the strategic alliance with Abbott.

•	At September 26, 2009, Celera’s cash and short-term investments were approximately $321 million, compared to approximately $320 million at June 27, 2009.

Business and Scientific Developments

•	Business Developments

•

In October, BHL launched a laboratory developed test that identifies a variant in the LPA gene. Published studies have shown that untreated carriers of the risk form of the LPA gene have up to 2-fold increased risk for coronary heart disease, which is substantially reduced by aspirin therapy.

•

Also in October, Celera entered into non-exclusive intellectual property license agreements with three laboratory partners to enable them to develop, offer and market a KIF6 test. The Institute for Medical Diagnostics in Berlin, Bonn Medical Laboratories in Bonn, and Synlab Laboratory Services in Heidelburg are each expected to start offering and marketing a KIF6 test in early 2010.

•

In September, Celera entered into a research collaboration with Medco to evaluate whether testing for KIF6 increases patient adherence with statin therapy. As part of this collaboration, a prospective, randomized, open-label, multi-center study (AKROBATS, or Additional KIF6 Risk Offers Better Adherence to Statins) will be conducted

CELERA CORPORATION REPORTS THIRD QUARTER 2009 RESULTS

over 18 months to address the primary question of whether patient adherence with newly prescribed statin therapy is higher in those patients tested for KIF6 status than in those who are not offered the test. BHL will perform the testing, using its laboratory developed test.

•	Scientific Developments

•

In October, Celera presented data at the 2009 Breast Cancer Symposium: Integrating Emerging Science into Clinical Practice in San Francisco, CA, describing the role of the discrete contributions of hormone receptor expression levels and Celera’s 14-gene signature as well as a composite score including both factors for stratification of metastatic risk in tamoxifen-treated women with breast cancer.

•

In September, Celera presented data at British Atherosclerosis Society Autumn Meeting 2009: Genetics of Complex Diseases, describing the association of the KIF6 gene variant in men with CHD in the genome-wide association study of the Welcome Trust Case-Control Consortium study. The data highlighted the impact of statin treatment and absence of fatal cases as a possible explanation of lower estimates of risk for this variant in case-control studies.

•

Also in September, Celera published an article in Cerebrovascular Disease indicating that non-cardioembolic stroke and CHD share certain predisposing genetic variants in the MYH15, KIF6, VAMP genes and the 9p21 locus.

Outlook for 2009

Celera anticipates that its 2009 financial performance could be affected by various factors, including acceptance and utilization of our testing services and diagnostic products, reimbursement practices, and economic pressures and the healthcare system generally. Subject to the inherent risks and uncertainties that may affect Celera’s financial performance, which are detailed in the Forward-Looking Statements section of this release, Celera expects the following for 2009:

•	Total revenues are anticipated to be $163 - $167 million, the same mid-point as prior guidance of $160 - $170 million. Gross margin, as a percentage of revenue, is anticipated to be 66 - 70%.

•

SG&A expenses are anticipated to be $110 - $114 million, compared to prior guidance of $110 - $118 million. This guidance includes the $20.1 million provision for doubtful accounts recorded in the second quarter of 2009, as well as Celera’s anticipated incremental investment to increase commercialization efforts around its genetics programs. R&D expenses are anticipated to be $28 - $30 million, compared to prior guidance of $28 - $32 million.

•	Due to declining interest rates, interest income is expected to be approximately half of that received in the prior year.

•	For the fourth quarter of 2009, Celera anticipates a net loss of $4 - $6 million, or $0.05 - $0.07, on a non-GAAP basis.

CELERA CORPORATION REPORTS THIRD QUARTER 2009 RESULTS

•	Amortization of intangibles relating to acquisitions, which are excluded in the determination of non-GAAP earnings per share, are expected to be approximately $10.2 million.

•

Expense associated with equity awards under FAS 123R is expected to be approximately $3.8 million, which represents approximately $0.05 per share included in the determination of Celera’s non-GAAP EPS.

The comments in the “Outlook for 2009” section of this press release reflect management’s current outlook. The Company does not have any current intention to update this Outlook and plans to revisit the outlook for its businesses only once each quarter when financial results are announced.

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures, both historical and forward-looking, and includes earnings per share adjusted to exclude certain expenses and other specified items. These measures are not in accordance with, or an alternative for, generally accepted accounting principles, or GAAP, and may be different from non-GAAP financial measures used by other companies. Among the items included in GAAP earnings but excluded for purposes of determining adjusted earnings or other non-GAAP financial measures that we present are: amortization of purchased intangible assets; restructuring and employee-related charges, including severance expenses; litigation related charges and legal settlements; impairment of intangible assets; loss on investments; non-cash interest income associated with the termination of the Abbott strategic alliance agreement; the tax effect of these items; and discrete tax items including a charge for a deferred tax valuation allowance arising as a result of the split-off from Applera Corporation; the impact of rate changes and the effect of R&D and other tax credits. We believe the presentation of non-GAAP financial measures provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations, and that when GAAP financial measures are viewed in conjunction with non-GAAP financial measures, investors are provided with a more meaningful understanding of our ongoing operating performance. In addition, these non-GAAP financial measures are among the primary indicators we use as a basis for evaluating performance, allocating resources, setting incentive compensation targets, and planning and forecasting future periods. Non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures. To the extent this release contains historical non-GAAP financial measures, we have also provided corresponding GAAP financial measures for comparative purposes. However, in the case of forward-looking non-GAAP financial measures, we have not provided corresponding forward-looking GAAP financial measures. We cannot predict the occurrence, timing or amount of all non-GAAP items that we exclude from our non-GAAP financial measures but which could potentially be significant to the calculation of our GAAP financial measures for future calendar periods.

Financial Information

The information provided in this release includes historical financial information for the six months ended June 30, 2008, which has been adjusted to show our results of operations as though we were a separate company. Prior to July 1, 2008, our results were attributable to the Celera Group of Applera Corporation (now Life Technologies Corporation) and reported as a business segment of Applera Corporation.

CELERA CORPORATION REPORTS THIRD QUARTER 2009 RESULTS

Conference Call & Webcast

A conference call will be held today at 4:30 p.m. (ET) to discuss these results and other matters related to the businesses when Kathy Ordoñez, Chief Executive Officer, and Ugo DeBlasi, Chief Financial Officer, will make prepared remarks and answer questions from securities analysts and investment professionals. Investors, securities analysts, representatives of the media and other interested parties who would like to participate should dial (866) 783-2142, or (857) 350-1601 for international callers, and enter passcode 11805226 at any time from 4:15 p.m. (ET) until the end of the call. This conference call will also be webcast. Interested parties who wish to listen to the webcast should visit the “Media and Investors” section on www.celera.com. A digital recording will be available approximately two hours after the completion of the conference call on October 28 until November 4, 2009. Interested parties should call (888) 286-8010, or (617) 801-6888 for international callers, and enter passcode 37511944.

About Celera

Celera is a healthcare business focusing on the integration of genetic testing into routine clinical care through a combination of products and services incorporating proprietary discoveries. Berkeley HeartLab, a subsidiary of Celera, offers services to predict cardiovascular disease risk and improve patient management. Celera also commercializes a wide range of molecular diagnostic products through Abbott and has licensed other relevant diagnostic technologies developed to provide personalized disease management in cancer. Information about Celera Corporation, including reports and other information filed by the company with the Securities and Exchange Commission, is available at http://www.celera.com.

Forward-Looking Statements

Certain statements in this press release, including the “Outlook for 2009” section, are forward-looking. These may be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “plan,” “will,” “should,” “anticipate,” and “intend,” among others. These forward-looking statements are based on Celera’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, Celera notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance and results of our business include, but are not limited to, the risks and uncertainties that: (1) sales of clinical laboratory tests and diagnostic products are dependent on government insurance programs such as Medicare and private insurance companies accepting the use of those services and products as medically necessary and worthy of reimbursement; (2) sales of clinical laboratory tests and diagnostic products is dependent on the amounts that government and private payors will pay for the services and products, and these amounts may be reduced in response to ongoing efforts by these payors to control healthcare costs; (3) revenue generated from the sale of clinical laboratory tests may be negatively impacted by our participating in provider networks; (4) Medicare contracting reforms could change reimbursement rates for our clinical laboratory tests; (5) our business could be adversely impacted by healthcare reforms that focus on reducing healthcare costs and/or do not recognize the value of diagnostic testing; (6) competition in the biotechnology and healthcare industries is intense and evolving and our product candidates may never result in a commercialized product; (7) we are unable to collect receivables, or to timely or accurately bill for our services; (8) we may not be able to maintain the necessary intellectual property protections to compete effectively or may become involved in expensive intellectual property proceedings; (9) we may be subject to competition in our diagnostic products business from Applied Biosystems (now Life Technologies) following our split-off from Applied Biosystems (now Life Technologies); (10) we may be subject to liabilities and restrictions relating to our split-off from Applied Biosystems (now Life Technologies), including as to indemnification obligations; (11) we may experience increased costs resulting from our operation as an independent entity following our split-off from Applied Biosystems (now Life Technologies); (12) macroeconomic conditions may harm our business, including by slowing our collections and increasing our allowance for doubtful accounts; (13) we are subject to extensive federal and state laws and regulations in our clinical laboratory testing business and products business and violations of such laws and regulations or changes in such laws and regulations could harm our operating results and financial condition; (14) we rely on single source suppliers or a limited number of

CELERA CORPORATION REPORTS THIRD QUARTER 2009 RESULTS

suppliers of instruments and key components of our products; (15) our business could be harmed as a result of the U.S. Food and Drug Administration interpretations of the regulations governing the sale of Analyte Specific Reagents because the interpretation may require regulatory clearance or approval for some existing products that to date have been sold without clearance or approval; (16) the FDA draft guidance on a new class of complex laboratory-developed tests may require our clinical laboratory and our licensees to obtain regulatory clearance or approval before it or they can perform these tests; (17) our marketing strategies for clinical laboratory tests, including shifting to local market territories, may be costly and may not be successful; and (18) we are dependent on Abbott Molecular to commercialize our diagnostic products and may be unable to maintain this relationship, the relationships we have with other collaborators and licensees or enter into other arrangements to develop our products or business. The foregoing list sets forth some, but not all, of the factors that could affect our ability to achieve results described in any forward-looking statements. For additional information about risks and uncertainties we face and a discussion of our financial statements and footnotes, see documents we file with the SEC, including our transition report on Form 10-KT. We assume no obligation and expressly disclaim any duty to update forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of subsequent events.

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Copyright© 2009. Celera Corporation. All Rights Reserved. Celera is a registered trademark of Celera Corporation or its subsidiaries in the U. S. and/or certain other countries.

CELERA CORPORATION REPORTS THIRD QUARTER 2009 RESULTS

CELERA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (i)

(Dollar amounts in millions, except per share amounts)

(Unaudited)

	Three months ended		Nine months ended
	September 26, 2009	September 27, 2008	September 26, 2009	September 27, 2008
Net revenues	$40.0	$45.8	$127.1	$128.0
Cost of sales	12.7	14.6	40.1	39.9

Gross margin	27.3	31.2	87.0	88.1
Selling, general and administrative	22.6	25.2	89.0	71.7
Research and development	6.2	7.9	21.3	27.5
Amortization of purchased intangible assets	2.6	2.6	7.7	7.6
Employee-related charges, asset impairments and other	3.7	1.8	4.3	8.3
Litigation-related charge and legal settlement	1.0	—	1.0	(1.1)
Impairment of intangible assets	—	—	15.7	—

Operating loss	8.8	6.3	52.0	25.9
Loss on investments	—	3.2	—	6.3
Interest income, net	(1.4)	(2.5)	(5.2)	(8.6)
Other income, net	—	—	—	(0.1)

Loss before income taxes	7.4	7.0	46.8	23.5
(Benefit) provision for income taxes	—	—	(6.3)	95.0

Net loss	$7.4	$7.0	$40.5	$118.5

Net loss per share
Basic and diluted	$0.09	$0.09	$0.50	$1.48

Weighted average number of common shares
Basic and diluted	81,860,000	80,184,000	81,805,000	79,941,000 (ii)

(i)	Prior to July 1, 2008, Celera was a reportable segment of Applera Corporation (now Life Technologies Corporation). The statement of operations for the nine months ended September 27, 2008 includes the results for the six month period ended June 30, 2008 that were prepared on a combined basis and included in Applera's consolidating financial information. The statements of operations for the three months ended September 27, 2008 and for the three and nine months ended September 26, 2009 reflect the consolidated results of Celera Corporation following the completion of the split-off from Applera on July 1, 2008.

(ii)	The weighted average number of shares of Celera Corporation common stock assumed to be outstanding for the nine months ended September 27, 2008 is equal to the weighted average number of shares of Applera Corporation - Celera Group Common Stock outstanding for the six months ended June 30, 2008 and Celera Corporation common stock outstanding for the three months ended September 27, 2008.

CELERA CORPORATION REPORTS THIRD QUARTER 2009 RESULTS

CELERA CORPORATION

REVENUES BY SEGMENT FROM EXTERNAL CUSTOMERS

(Dollar amounts in millions)

(Unaudited)

	Three months ended		Change
	September 26, 2009	September 27, 2008
Lab Services	$24.2	$30.1	(20)%
% of total revenues	61%	66%
Products	10.0	10.5	(5)%
% of total revenues	25%	23%
Corporate	5.8	5.2	12%
% of total revenues	14%	11%

Total revenue	$40.0	$45.8	(13)%

	Nine months ended		Change
	September 26, 2009	September 27, 2008
Lab Services	$77.9	$78.2	—
% of total revenues	61%	61%
Products	30.1	28.9	4%
% of total revenues	24%	23%
Corporate	19.1	20.9	(9)%
% of total revenues	15%	16%

Total revenue	$127.1	$128.0	(1)%

CELERA CORPORATION REPORTS THIRD QUARTER 2009 RESULTS

CELERA CORPORATION

RECONCILIATION OF GAAP AMOUNTS TO NON-GAAP AMOUNTS

(Dollar amounts in millions, except per share amounts)

(Unaudited)

	Three months ended		Nine months ended
	September 26, 2009	September 27, 2008	September 26, 2009	September 27, 2008
GAAP loss before income taxes	$(7.4)	$(7.0)	$(46.8)	$(23.5)
Amortization of purchased intangible assets	2.6	2.6	7.7	7.6
Employee-related charges, asset impairments and other	3.7	1.8	4.3	8.3
Litigation-related charge and legal settlement	1.0	—	1.0	(1.1)
Impairment of intangible assets	—	—	15.7	—
Loss on investments	—	3.2	—	6.3
Non-cash interest income	(0.2)	—	(0.7)	—

Non-GAAP (loss) income before income taxes	$(0.3)	$0.6	$(18.8)	$(2.4)

GAAP (benefit) provision for income taxes	$—	$—	$(6.3)	$95.0
Tax effect of the reconciling items above	—	—	6.4	2.6
Effect of state tax rate change	—	—	0.1	—
Provision for deferred tax valuation allowance	—	—	—	(98.0)
Tax effect of R&D and other tax credits	—	—	(0.2)	(0.7)

Non-GAAP benefit for income taxes	$—	$—	$—	$(1.1)

GAAP net loss	$(7.4)	$(7.0)	$(40.5)	$(118.5)

Non-GAAP net (loss) income	$(0.3)	$0.6	$(18.8)	$(1.3)

Diluted net (loss) income per share
GAAP	$(0.09)	$(0.09)	$(0.50)	$(1.48)
Non-GAAP	$(0.00)	$0.01	$(0.23)	$(0.02)

Weighted average number of common shares used to calculate
GAAP diluted net loss per share (i)	81,860,000	80,184,000	81,805,000	79,941,000	(ii)
Non-GAAP diluted net (loss) income per share	81,860,000 (i)	81,339,000	81,805,000 (i)	79,941,000	(i)(ii)

(i)	Restricted stock awards and options to purchase shares of Celera Corporation common stock have been excluded because their effect is antidilutive.

(ii)	The weighted average number of shares of Celera Corporation common stock assumed to be outstanding for the nine months ended September 27, 2008 is equal to the weighted average number of shares of Applera Corporation - Celera Group Common Stock outstanding for the six months ended June 30, 2008 and Celera Corporation common stock outstanding for the three months ended September 27, 2008.